Exhibit 10.1

January 12, 2009

Mr. David Wathen

Dear Dave,

Your discussions with the TriMas Board of Directors left every member you met with a very positive impression of your experience, knowledge, personal qualities and sense of commitment.  Accordingly, we are delighted to extend to you an offer of employment as President and Chief Executive Officer of TriMas Corporation.

If you return a signed copy of this letter to us by January 13, then, subject to the Board’s acceptance of this letter, your employment with TriMas will begin on January 14, 2009, or such later date as may be set by the Board (“Start Date”).

We also intend to elect you as a member of TriMas Corporation’s Board of Directors. As President and CEO, you will report to the Board of Directors. The general terms and conditions of this offer are as follows:

Salary:	$675,000 annually; compensation is paid bi-weekly; subject to annual review.

Annual Bonus:

You will be eligible to participate in the TriMas Annual Value Creation Plan (AVCP) beginning for fiscal year 2009. Your annual target award will be one hundred percent (100%) of base salary for each year with the potential to achieve two hundred percent (200%) of your base salary. Achievement of this award will be determined by both the performance of TriMas Corporation and your personal performance. Approximately 25% of your annual bonus will be determined by the Board based on its view of your personal performance.  It will be one of your responsibilities to recommend to the Compensation Committee and the Board the appropriate metrics and payout ranges for all executives under the AVCP program, and it is understood that the Board may choose to apply certain specific metrics to evaluate your performance that are different from those for other corporate executives.

Long Term Incentive Compensation:	2009 LTIP Grant:

On the date of your initial employment with TriMas, you will be granted 200,000 stock options with an exercise price set by the fair market value of the company’s stock on the grant date (annual vesting in equal increments over a 3 year period). During March—April 2009, at the same time as LTIP grants are made to other employees, you will receive another equity grant as determined by the Board of Directors.

	Subsequent Annual LTIP Grants:

Assuming satisfactory performance, it is the Board’s intention that starting for plan year 2010, you will receive ongoing, annual LTIP grants. It will be one of your responsibilities to recommend to the Compensation Committee and the Board appropriate metrics for TriMas’ LTIP target grants. The Board will make future grants based on individual and company performance targets and in a form established by the Board.

Stock Performance
Grants:

In addition to your annual LTIP award, you will have the opportunity to receive restricted stock unit grants (“RSU’s”) in the event that the Company’s closing stock price for any successive 75 trading day period, within 36 months of your Start Date, exceeds the thresholds below:

	75 day closing stock price during the first 36 months of employment following the Start Date:

	Threshold	# of RSUs
	$5.00	25,000
	$10.00	25,000
	$15.00	25,000
	$20.00	25,000
	$25.00	25,000

All units earned under this program will vest over a 3 year period beginning on the date immediately following the first date after the 75 day trading period during which the stock price threshold is achieved (“grant date”). Vesting shall occur in three equal increments on the first, second and third anniversaries of the grant date, provided you have been continuously employed with the Company to those dates. Any RSU’s earned under this provision will be subject to the terms of grant agreements to be issued under the company’s long term equity plan.

Benefits:

You will be eligible to participate in the TriMas benefits program for senior executives. This will include participation in the Supplemental Executive Retirement Program (SERP). Additionally, TriMas will provide health care, executive life insurance, short & long-term disability coverage, accidental death & dismemberment insurance and executive retirement benefits. TriMas requires dependent verification be provided for each dependent covered under the TriMas plans to confirm dependent eligibility.

Severance Policy:	The protections of the TriMas Executive Severance/Change of Control policy will be applicable to you as President and Chief Executive Officer.

Open Market Stock
Purchase:

You have advised us that it is your intention purchase approximately $100,000 of TriMas stock in the open market during the first available trading window. We view this as a positive confirmation of your commitment to growing shareholder value. Once you have completed that initial purchase, the company will pay you a special bonus of $100,000 which the Board intends for you to use, on an after tax basis, to make additional open market purchases of TriMas stock.

Vacation:	You will be entitled to four (4) weeks of vacation annually.

We are looking forward to having you become President and Chief Executive Officer of TriMas Corporation. We are highly confident in your ability to lead the organization in the successful growth and performance of the business.

This letter is not intended to be a contract of employment.  It describes the initial terms of employment that will apply.  The Board reserves the right to modify the terms of your employment at anytime, and your employment can be terminated by you or the company at anytime with or without reason, subject to the TriMas Executive Severance/Change of Control policy (as that policy may be modified from time to time).  If this letter accurately reflects your understanding of the offer, please indicate your understanding and acceptance by signing a copy of this letter and returning it to us.

Very truly yours,

/s/ Samuel Valenti, III	/s/ Eugene A. Miller	/s/ Daniel P. Tredwell
Samuel Valenti, III	Eugene A. Miller	Daniel P. Tredwell
Chairman of the Board	Chairman	Director,
TriMas Corporation	Compensation Committee	Member of Executive Committee
	TriMas Corporation	TriMas Corporation

Accepted

/s/ David Wathen	January 13, 2009
David Wathen	Date